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                                                                    EXHIBIT 99.1

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Contacts:      Phillip D. Kramer                    A. Patrick Diamond
               Executive Vice President and CFO     Manager, Special Projects
               713/646-4560 - 800/564-3036          713/646-4487 - 800/564-3036

FOR IMMEDIATE RELEASE

                     Plains All American Pipeline To Acquire
                  West Texas Pipeline Business Unit from Shell

     (Houston - May 6, 2002) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has reached a definitive agreement to acquire certain crude oil pipeline assets from Shell Pipeline Company LP (f.k.a. Equilon Pipeline Company LLC) and Equilon Enterprises LLC (d.b.a. Shell Oil Products
US). The transaction is subject to the performance of customary due diligence and receipt of regulatory approvals and is expected to close within the next 90 days.

     Primary assets included in the transaction are interests in: (i) the Basin Pipeline System, (ii) the Rancho Pipeline System and (iii) the Permian Basin Gathering System. Total consideration for the assets is approximately $315 million.

     "The acquisition of Shell's West Texas pipeline assets is a seminal event for PAA," said Greg Armstrong, Chairman and Chief Executive Officer of the Partnership. "These assets significantly improve our ability to service the needs of West Texas producers and Midwest refiners as they provide us direct access to the prolific West Texas crude oil producing region as well as to foreign crude oil imports that are brought up from the Gulf Coast and moved into Cushing on the Basin system. Furthermore, the Basin system provides a direct trunk line connection to Cushing, Oklahoma, where we own significant crude oil storage capacity."

     Historical operating and financial results are in the process of being audited, but unaudited information preliminarily indicates that the package of assets the Partnership is acquiring generated approximately $30 million of earnings before interest, taxes, depreciation and amortization ("EBITDA") during 2001 (estimated by the Partnership using unaudited historical data conformed to the Partnership's measurement of EBITDA from its existing assets).

 Terms of the Agreement

     Under the terms of the agreement, PAA will acquire from Shell for approximately $315 million cash (i) 100% of the outstanding partnership interests in Basin Pipeline Holdings LP, (ii) 100% of the outstanding partnership interests in Rancho Pipeline Holdings LP, (iii) the Permian
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Basin Gathering System and associated facilities and (iv) other small gathering assets.

Financing Plan

     The Partnership presently intends to fund the transaction using existing availability under its revolving credit facility. In order to position Plains All American to be able to quickly capitalize on future opportunities, the Partnership intends to closely monitor both the equity and debt markets for desirable re-financing alternatives, both to increase the equity underpinning the Partnership and to add length to its debt maturities.

Conference Call:

     The Partnership will be discussing the transaction on its previously scheduled first quarter results conference call on Tuesday, May 7, 2002. The call will begin at 10:00 AM (Central). To participate in the call, please call 1-800-360-9865 at approximately 9:55 AM (Central). No password or reservation number is required.

Webcast Instructions:

     To access the Internet webcast, please go to the Partnership's website at www.paalp.com, choose "investor relations", and then choose "conference calls". Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership's website.

Telephonic Replay Instructions:
Call 1-800-428-6051 and enter PIN # 239736

     The replay will be available beginning Tuesday, May 7, 2002, at approximately 1:00 PM (Central) and continue until midnight Friday, May 10, 2002.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risk factors and uncertainties that could cause actual results to differ materially from results anticipated in forward-looking statements. These risks and uncertainties include, among other things, consummation of acquisition transactions, successful integration and future performance of assets acquired, abrupt or severe production declines or production interruptions in outer-continental shelf production located offshore California and transported on the All American Pipeline, availability of third party production volumes for transportation and marketing, demand for various grades of crude oil and resulting changes in pricing conditions, successful third party drilling efforts, regulatory changes, the availability of acquisition opportunities on terms favorable to the Partnership, unanticipated shortages or cost increases in materials and skilled labor, weather interference, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership's filings with the Securities and Exchange Commission.

     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." The Partnership is headquartered in Houston, Texas.

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